Exhibit 4.48

Certain portions of this Exhibit have been omitted pursuant to a request for "Confidential Treatment" under Rule 24b-2 of the Securities and Exchange Commission.  Such portions have been redacted and bracketed in the request and appear as [*] in the text of this Exhibit.  The omitted confidential information has been filed with the Securities and Exchange Commission.

THIS LICENCE AGREEMENT is made on	2003

BETWEEN

(1)                                  LAXDALE LIMITED, a Company incorporated in Scotland under the Companies Acts (Company Number: SC179838), having its place of business at Kings Park House, Laurelhill Business Park, Stirling, FK7 9JQ, the U.K. (“Laxdale”);

and

(2)                                  [*], a Company incorporated in Japan, having its place of business at [*], Japan (“[*]”)

WHEREAS

(A)                              Laxdale is developing a pharmaceutical product containing ethyl icosapentate (“ethyl EPA”) for the treatment of neurological and psychiatric disorders, and is the owner or licensee (with a right to sub-licence) of the Licensed Patent and Laxdale Know-How (both as after defined)  in relation to such product for the treatment inter alia of Huntington’s Disease, other “triplet repeat” neurological disorders (as after defined), depression and schizophrenia and dementia;

(B)                                As at the Effective Date [*] has developed and is selling a pharmaceutical product containing ethyl EPA under the brandname [*] for the use in cardiovascular indications outwith the Field of Use proposed in this Agreement;

(C)                                [*] is desirous of developing such product for the treatment of neurological and psychiatric disorders and obtaining rights and licenses from Laxdale to develop, and sell such product in the Territory under the Licensed Patent and Laxdale Know-How, and Laxdale is willing to grant such rights and licenses to [*] under the terms and conditions set forth below.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.                                                                                       Definitions and interpretation

1.1                                                                                 In this Agreement, unless the context requires otherwise, the following words and expressions shall bear the following meanings:

“Additional Field”

means the scope of the use of pharmaceutical products containing ethyl EPA for neurological and psychiatric indications other than those detailed in the Field of Use and which indications are covered by the Licensed Patents (as after defined);

“Bridging Strategy”

means a development strategy for a new drug application that utilizes the Laxdale Approved Registration Dossier (as after defined) and the Laxdale Know-How, and if needed, in which only a bridging study is conducted to extrapolate the efficacy data and/or safety data in the Laxdale Approved Registration Dossier to the Territory;

“Change of Control”

means a change of control in relation to [*]. “Control” for these purposes means the power of a person to secure:

(i)   by means of holding shares or the possession of voting power in or in relation to that or any other body corporate; or

(ii)   by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that person;

“Confidential Information”

means any and all confidential and proprietary information of a party hereto disclosed by such party to the other party, including the Laxdale Know-How, Joint Know-How and the [*] Know-How (as after defined) under the terms of this Agreement, provided that such information is delivered in written form and marked “Confidential” at the time of disclosure or, if oral, is reduced to written form, marked “Confidential” and delivered to the other party within thirty (30) days after disclosure. The terms and conditions and the existence of this Agreement, other information in relation to each others’ business including but not limited to trade secrets, proprietary information or any information relating to the business affairs of each other shall be included in the Confidential Information.

“Development Plan”

means a summary plan in English directed to studies and works performed for the purpose of filing an application for a regulatory authorization for a particular indication of the Licensed Product established by [*] pursuant to Clause 4. Notwithstanding the foregoing, [*] shall be obliged, on request by Laxdale, to supply Laxdale with a copy of any current or updated plan in detail then available in Japanese and Laxdale shall be responsible for any translation costs incurred by Laxdale in relation to said plan.

“Effective Date”	means the last date of signature hereof by or on behalf of each of the parties hereto by persons duly and expressly authorised;

“EMEA”	means the European Agency for the Evaluation of Medical Products or such successor or replacement body as may from time to time supersede it;

“FDA”	means the US Food and Drug Administration or such successor or replacement body as may from time to time supersede it;

“Field of Use”

means the scope of the use of pharmaceutical products containing ethyl EPA for the therapeutic treatment of Huntington’s Disease and other “triplet repeat” disorders, (spino-cerebellar atrophy type 1,2,4,5,6,7,8,10, progressive supranuclear palsy, Fragile X syndrome, Friedrich’s ataxia (SCA9), Machado-Joseph Disease (SCA3), Denatorubro-pallidolysian atrophy), and depression, schizophrenia and dementia;

“Force Majeure”

means any cause arising from or attributable to acts, events or omissions beyond the reasonable control of either party including but not limited to any act of government or government department, act of God, flood, fire, explosion or earthquake, strike, walk— out, lock-out or industrial dispute (except where such strike, walk-out, lock-out or industrial dispute are initiated by or participated in by the relevant party’s own employees or contractors) but always excepting any non payment of sums due under this Agreement;

“Improvements”	means all improvements or modifications or adaptations to the Licensed Product which may be made or acquired by either party arising from the development of the Licensed Product during the Term (as after defined). [*]’s Improvement shall specifically exclude any improvement made or acquired arising from the development of pharmaceutical products containing ethyl EPA for the use outside the Field of Use or outside the Additional Field;

“Joint Know-How”

means any technical and scientific information, data and know-how on a Licensed Product generated by or on behalf of [*], based upon the Bridging Strategy, which may be utilised in a [*] Approved Registration Dossier (as after defined). For the avoidance of doubt, Joint Know-How shall exclude (i) anything specifically covered by [*] Know-How or (ii) any technical and scientific information, data and know-how generated by or on behalf of [*] prior to the Effective Date.

“Laxdale Know-How”

means any technical and scientific information, data and know-how generated prior to the Effective Date or to be generated by or on behalf of Laxdale or that Laxdale has or is to have a right to license to [*] hereunder arising from the development of the ethyl EPA within the Field of Use and the Additional Field if any indication within the Additional Field is licensed to [*] pursuant to Clause 3.2.2 or 3.3 hereof. Laxdale Know-How shall specifically include the Laxdale Approved Registration Dossier.

“Licensed Patents “	means patent applications and patents in the Territory equivalent to the following:

(i) the patent applications referred to in Schedule 1 including any amended or divided applications;

(ii)   all patent applications that may be filed by or on behalf of Laxdale or that may be licensed to Laxdale during the Term in the Field of Use or in the Additional Field subject to [*] being granted a licence from Laxdale pursuant to Clause 3.2.2 or 3.3 hereof, as well as those based on or claim priority from such patent applications including any amended or divided applications;

(iii) all patents actually granted pursuant to any

such patent applications described in item (i) or (ii) above, including any amended or divided applications;

“Licensed Product”

means any pharmaceutical product containing ethyl EPA on an indication by indication basis to be developed within the Field of Use (i) which indication is covered by a Licensed Patent, and/or (ii) which indication has obtained or is to obtain the regulatory approval based upon the Approved Registration Dossier containing any Laxdale Know-How.

“Milestones”	means each of the milestones set out in Part 2 of Schedule 2;

“Milestone Payments”	means the sums due to Laxdale against the performance of the Milestones as more particularly detailed in Part 2 of Schedule 2;

“[*] Know-How”

means any technical and scientific information, data and know-how on a Licensed Product or the [*] Indication generated by or on behalf of [*] in a [*] Approved Registration Dossier which Approved Registration Dossier is deemed to be the result of the development based upon a development strategy other than the Bridging Strategy. [*] Know-How shall exclude any technical and scientific information, data and know-how generated prior to the Effective Date.

“Net Sales”

means the total of amounts invoiced or otherwise billed to the wholesaler of the Licensed Product by [*] or its permitted sub-licensees or any other third party permitted to supply the Licensed Product to the wholesaler and net of Value Added Tax or any other equivalent sales taxes or duties and after deduction of (a) rebates, normal trade discounts, credits and refunds actually granted and made to customers for returned goods, (b) warehousing, transportation and insurance costs incidental to the Sale of the Licensed Products.

Both parties shall discuss and determine in good faith the specific market data sources required to be used in the calculation of the Sales arising from each indication of the Licensed Products sold by [*] and/or its permitted sub-licensees and the detailed calculation method to obtain the Net Sales for each indication of the Licensed Product before such Licensed Product is launched in the Territory.For the avoidance of doubt, in any case, the Net Sales shall specifically exclude any net sales arising from [*]’s sale of pharmaceutical products containing ethyl EPA for the use outside the Field of Use;

“Orphan Drug Designation”

means the orphan designation for the Licensed Product in the treatment of Huntington’s Disease issued by the Office of Orphan Products Development, under authority of FDA, on 6 April 2000 and the EMEA Committee for Orphan Medicinal Products on 27 October 2000;

“Quarterly Period”

means each period of three (3) months in each year of the Term, respectively beginning from 1 January, 1 April, 1 July and 1 October. The first Quarterly Period is any three (3) month period in which the first Licensed Product is launched in the Territory;

“Registration Dossier”

means a package of information and data submitted for the purpose of filing a new drug application to the competent authority (the EMEA and/or FDA in the case of Laxdale Registration Dossier and to the competent authority in the Territory in the case of [*] Registration Dossier) with respect to any pharmaceutical product containing ethyl EPA on an indication by indication basis within the Field of Use and [*] Indication. The Registration Dossier includes data and information submitted in accordance with the request by such authority from time to time in the process of the examination of such product or the [*] Indication.

The “Approved Registration Dossier” used in this Agreement means a final package of all information and data based upon which the competent authority has approved such product or the [*] Indication.

“Royalties”	means royalties payable to Laxdale under this Agreement as detailed in Clause 10 and Part 1 of Schedule 2;

“Sales”	means the sale of the Licensed Products by [*] or a permitted sub-licensee (including co-marketer)

to independent third parties, and “Sold” shall be construed accordingly;

“Term”	means the term of this Agreement as detailed in Clause 2.1;

“Territory”	means Japan;

“Year”	means each 12 month period beginning from 1 January during the Term in which the first Licensed Product is launched in the Territory.

1.2                                                                                 References in this Agreement to the singular shall (except where the context requires otherwise) include a reference to the plural (and vice versa) and references to one gender shall include a reference to all other genders.  References to Clauses and the Schedule are to the clauses and schedule of this Agreement.  Headings used in this Agreement are for convenience only and shall not affect interpretation.

2.                                                                                       Term

2.1                                                                                 This Agreement shall come into force on the Effective Date and subject to termination in accordance with Clause 19 or any other termination provision of this Agreement, shall continue until [*]’s obligation to pay the Royalties expires in accordance with Clause 10.3.

3.                                                                                       Appointment and scope of rights

3.1.1                                                                        Subject to the terms of this Agreement, Laxdale hereby grants to [*] the exclusive rights and licences in the Territory and within the Field of Use to develop, use, offer to sell, sell and distribute the Licensed Products under the Licensed Patent and Laxdale Know-How. It is acknowledged by [*] that Laxdale hereby expressly reserves the exclusive right to market, distribute and sell (either itself or by way of licensing a third party) Licensed Products in any country in the world other than the Territory or, subject to the provisions of Clauses 3.2 and 3.3, outwith the Field of Use in any country in the world including the Territory and [*]

shall be expressly prohibited from marketing, distributing and selling (either itself or through a third party) Licensed Products in any country in the world other than the Territory.

Laxdale acknowledges and agrees that the manufacture of the Licensed Products by [*] (its contract manufacturer or sublicensee) without the license thereof from Laxdale does not constitute any infringement of the Licensed Patents in respect of this Agreement.

3.1.2                                                                        [*] shall be entitled to grant to any third parties a sublicense with respect to any rights or licenses granted to [*] pursuant to Clause 3.1.1 hereof; provided, however, that [*] shall be responsible for causing such sub-licensees to observe any applicable obligations hereunder including but not limited to the royalty payments detailed herein.

3.2                                                                                 In the event, during the Term of this Agreement, Laxdale has a right to appoint a licensee for any indication in the Additional Field (“Indication”) under the Licensed Patent and/or Laxdale Know-How in the Territory, and subject always to [*] having performed all of its obligations under this Agreement and not being in breach of this Agreement, [*] shall have the option to negotiate the condition for including the Indication in the Field of Use on the following basis:

3.2.1                                                                        Laxdale shall give a written notice of its intention to appoint a licensee for the Indication in the Territory to [*] with (i) sufficient clinical data (including efficacy and safety  data) and information on such Indication to enable [*] to evaluate the feasibility to develop the Indication  and (ii) the proposed amount of the milestone payments and the royalty payments.  [*] shall have four (4) months from the receipt of such notice and data and information from Laxdale to give written notice to Laxdale to exercise its option to enter into negotiations described in Clause 3.2.2.  In the event no such notice is given to Laxdale by [*], the option in this Clause 3.2 shall be deemed to have expired and it shall be at Laxdale’s sole discretion whether or not to enter into negotiations with [*] or a third party of its choosing.

3.2.2                                                                        Upon receipt by Laxdale of notice from [*] in accordance with Clause 3.2.1, Laxdale and [*] shall negotiate, in good faith, the milestone and royalty payments to apply to said licence of said Indication.  The amount of such payments which shall, unless the Indication is of greater commercial value than the total commercial value of the indications within the Field of Use licensed in terms of this Agreement, be no higher than those contained in this Agreement, shall be agreed upon between the parties taking into consideration the potential commercial value of the Indication.  After the milestone payments and royalty payments are agreed upon by the parties, the Indication shall be included in the Field of Use and governed by this Agreement.  In the event the amount of milestone payments and royalty payments has not been agreed within two (2) months of receipt by Laxdale of the foregoing notice from [*], Laxdale may commercialise said Indication itself or license said Indication to any third party on terms no more favourable than those offered to [*].

3.3                                                                                 [*] shall not develop an indication in the Additional Field without first having obtained the written consent of Laxdale, which consent shall not be unreasonably delayed or withheld by Laxdale.  If said consent is forthcoming from Laxdale, [*] may exclusively develop and commercialize an indication in the Additional Field (“[*] Indication”) which, subject to Clause 15.2, shall be owned solely by [*].  [*] shall not, develop, use, offer to sell, sell or distribute the [*] Indication outside the Territory.  The right of [*] to exclusively develop, manufacture and have manufactured, use, offer to sell, sell and distribute the [*] Indication within the Territory shall be subject to:

3.3.1                                                                        an agreement being reached in good faith between Laxdale and [*] in relation to royalty payments payable to Laxdale for sales of the [*] Indication within the Territory by [*] or its permitted sub-licensees, it being acknowledged that if such an agreement is not reached within four (4) months of [*] and Laxdale entering into said negotiations, [*] may not develop, use, offer to sell, sell or distribute the [*] Indication within the Territory; and

3.3.2                                                                        [*] granting Laxdale an exclusive licence to develop, manufacture, have manufactured, use, offer to sell, sell or distribute the [*] Indication and its related [*] Know-How outside the Territory.  This licence shall be subject to an agreement being reached in relation to royalties payable by Laxdale to [*] in relation to its sales of the [*] Indication which royalties shall be no greater than fifty percent (50%) of the royalty rate provided for in Part 1 of Schedule 2  of this Agreement.

3.3.3                                                                        In the event that both parties do not reach an agreement pursuant to Clause 3.3.1 or 3.3.2 above within  four (4) months of [*] and Laxdale entering into the negotiation with respect thereto,  both parties agree not to develop or commercialize by itself or through a third party such indication in the Additional Field that [*] desires to develop.

3.4                                                                                 [*] and Laxdale agree to execute such formal licence agreements (if any) as may be required by relevant patent registries from time to time and to do such other acts and things as may be necessary for the purpose of registering the exclusive licences (Senyo-Jisshiken) granted in terms of this Agreement.  Further, Laxdale warrants that any licensor of any patent included in the Licensed Patents agrees that [*] will register such exclusive license (Senyo-Jisshiken) in the relevant patent registries, and Laxdale shall cause the licensor to take the necessary procedures for this purpose.

3.5                                                                                 [*] shall not represent or hold itself out as Laxdale’s agent for the sales of the Licensed Products or as being entitled to bind Laxdale in any way provided always that [*] shall be entitled to describe itself as Laxdale’s authorised licensee for the Licensed Products.

4                                                                                          Development

4.1                                                                                 [*] may develop the Licensed Product in the most cost-and time-effective manner that [*] deems appropriate, such as under the Bridging Strategy using the Laxdale Approved Registration Dossier, which will include the adoption of a development strategy provided by [*] for an application for the competent approval in the Territory that maximizes the utilization of the Laxdale Know-How where appropriate.

4.2                                                                                 Subject always to the confidentiality provisions contained in Clause 8.1.2, Laxdale shall provide [*] with the Laxdale Registration Dossier as soon as practicable after the submission thereof to the EMEA and/or the FDA.  Further and also subject to the provisions of Clause 8.1.2, Laxdale shall provide [*], upon [*]’s request, with the Laxdale Know-How other than the Laxdale Registration Dossier, including without limitation pre-clinical and clinical data that have not yet been submitted to the EMEA or the FDA and data and information relating to the Licensed Patents within the Field of Use.

4.3                                                                                 [*] shall evaluate the Laxdale Registration Dossier to study the feasibility to develop the Licensed Product under the Bridging Strategy in addition to any other means [*] deems appropriate.  [*] may determine at its discretion whether it develops the Licensed Product or not, based on such evaluation results and/or any other circumstances such as the requirements of the market, or regulations and medical practices in the Territory of such Licensed Product. [*] shall notify Laxdale of its determination as to the development of the Licensed Product by six (6) months after the date when Laxdale obtains a regulatory approval for the Licensed Product based upon such Laxdale Registration Dossier from the EMEA and/or FDA.  In the event that [*] decides not to develop a Licensed Product, [*] shall provide the reasons for the decision with the notification.  Laxdale shall be entitled (a) to remove the indication from the Field of Use that [*] decides not to so develop and; (b) to develop, manufacture, have manufactured, use, offer to sell, sell or distribute said indication by itself or through a third party within the Territory if Laxdale’s evaluation of the market and related issues does not agree with that of [*].  Further, if [*] elects, in terms of this Clause, not to develop the Licensed Product within any indication in the Field of Use, this Agreement shall terminate and be of no further effect.

Notwithstanding the foregoing, in the event that [*] notifies Laxdale, before Laxdale obtains a regulatory approval for such Licensed Product, that [*] will not develop a Licensed Product for an indication within the Field of Use for a reason of possible adverse influences on the sales of [*] arising from the pharmaceutical products containing ethyl EPA outside the Field of Use and the reason is justifiable to Laxdale, Laxdale shall not, thereafter, commercialize said indication by itself or a third party within the Territory.  If the reason is not justifiable to Laxdale, both parties shall negotiate and determine in good faith how to deal with said indication.  The negotiation in said case shall be decided within four (4) months, it being acknowledged that if such negotiation is not completed within four (4) months, Laxdale shall be entitled to (a) remove the indication from the Field of Use that [*] decides not so to develop and; (b) develop, manufacture, have manufactured, use, offer to sell, sell or distribute said indication by itself or through a third party within the Territory.

4.4                                                                                 [*] shall establish and submit to Laxdale a Development Plan with respect to the Licensed Product which [*] determines to develop pursuant to Clause 4.3 above.  In such a case, [*] shall use commercially reasonable efforts to develop the Licensed Product in accordance with the Development Plan.  The Development Plan may be reviewed and revised from time to time.

5.                                                                                       Approvals

5.1                                                                                 Subject to Laxdale completing its obligations under Clause 5.3, [*] shall use its commercially reasonable efforts to develop and manage the clinical trials and submit a

[*] Registration Dossier for the Licensed Product to be developed by [*] pursuant to Clause 4.3 above to the competent authorities in the Territory, with a view to obtaining regulatory approval for the Licensed Product in the Territory. Notwithstanding the foregoing, all local clinical trials in the Territory to be conducted based upon the Bridging Strategy, or any other development strategy, using the Laxdale Approved Registration Dossier shall be subject to Laxdale’s prior written approval.  For the purpose of obtaining the prior approval from Laxdale, [*] shall submit in English, a summary of such local clinical trial protocol to Laxdale. Laxdale and [*] shall use their best efforts to have such protocol approved within one (1) month after receipt by Laxdale of the summary from [*], and Laxdale shall not unreasonably withhold such approval unless such trials are likely to adversely affect the commercialisation of the Licensed Product in any country outwith the Territory.  In the event that Laxdale does not give the approval within such one (1) month period without a reasonable reason, [*] may commence such local clinical trial.  [*] shall provide the full details of such local clinical trial protocol in Japanese to Laxdale, if so requested by Laxdale after obtaining such prior approval thereof (it being agreed by Laxdale that Laxdale shall be responsible for any translation costs incurred by Laxdale in relation to the full details of said clinical trial protocol).  All costs or expenses incurred in relation to such local clinical trials or otherwise for the development of the Licensed Product by [*] shall be paid for fully by [*] alone. As soon as practicable after completion of any local clinical trials for such Licensed Product a summary of the results of all such trials shall be supplied in English by [*] to Laxdale.If so requested by Laxdale the full results shall be supplied to Laxdale by [*] in Japanese, it being agreed that Laxdale shall be responsible for any translation costs incurred. Subject to the provisions of Clause 16, [*] shall at its own expense have the right to use the Laxdale Know-How for registration purposes in Japan.

5.2.1                                                                        The Joint Know-How shall be jointly owned by Laxdale and [*] and, both during and after the Term of this Agreement, Laxdale may utilise said Joint Know-How on a royalty free basis outside the Territory as it sees fit in its sole discretion.  [*] may share its own half share in the ownership of such Joint Know-How with Nippon Suisan Kaisha, Ltd. (having a principal place of business at 6-2 Otemachi 2-chome, Chiyoda-ku, Tokyo 100-8686, Japan).   Provided, however, that in the event that this Agreement is terminated by [*] pursuant to Clause 19.1.1 and/or 19.1.2, the ownership and license provided for in this Clause 5.2.1 shall cease to exist and revert to [*]. In the event that this Agreement is terminated by Laxdale pursuant to Clause19.1.1 and/or 19.1.2 Laxdale’s rights in said Joint Know-How provided for in this Clause 5.2.1 shall continue.

5.2.2                                                                        [*] Know-How shall belong exclusively to [*].  [*] shall grant Laxdale the exclusive license to develop, manufacture, have manufactured, use, offer to sell, sell or distribute the Licensed Product in the world outside the Territory under the [*] Know-How.  This license shall be subject to an agreement being reached in relation to royalties payable by Laxdale to [*] in terms of Clause 3.3.2.   Provided, however, that in the event that this Agreement is terminated by [*] pursuant to Clause 19.1.1 and/or 19.1.2, the license granted to Laxdale in this Clause 5.2.2 shall cease to exist and revert to [*].

5.2.3                                                                        In any event  neither party shall be obliged to provide the other with any information and data in relation to the pharmaceutical products containing ethyl EPA developed and/or commercialized by the other party for any indication outside the Field of Use and outside the Additional Field.

5.3                                                                                 Laxdale shall use its commercially reasonable efforts, either by itself or through a third party, to develop and manage the clinical trials and submit a Laxdale Registration Dossier to the FDA and/or EMEA, with a view to obtaining regulatory approval for the marketing of the Licensed Product within the Field of Use. For the avoidance of doubt, ownership of the results of all such trials and clinical or other data arising from such clinical trials shall vest and remain vested in Laxdale.

5.4                                                                                 [*] shall be responsible for complying with the laws in the Territory applicable to manufacturing, marketing, distributing and selling the Licensed Products pursuant to this Agreement, effecting any registrations and paying all applicable customs duties, taxes and other costs in respect of the manufacturing, marketing, distribution and sale of the Licensed Products in the Territory.  Without prejudice to the foregoing generality, [*] shall be solely responsible for the manufacture and packaging of the Licensed Product within the Field of Use within the Territory subject at all times to appropriate regulatory approval.

5.5                                                                                 [*] shall not at any time nor under any circumstance do anything (whether directly or indirectly) to interfere with or prejudice the Orphan Drug Designation of the Licensed Product or with EMEA’s or FDA’s or any other regulatory body’s approval of the Licensed Product.   [*] shall (at the request of Laxdale from time to time) provide Laxdale with the Joint Know-How in obtaining and maintaining all necessary regulatory approvals of the Licensed Product.

5.6                                                                                 For the avoidance of doubt, failure by [*] to comply with any of the provisions of   Clause 5.5 will amount to a material breach of this Agreement and Laxdale shall be entitled to terminate this Agreement in accordance with Clause 19.

6.                                                                                       Duties of [*]

6.1                                                                                 It shall be a material term of this Agreement that [*] shall use its commercially reasonable endeavours to sell the Licensed Products to be developed by [*] pursuant to Clause 4.3 hereof, and to maximise sales for the Licensed Product under this Agreement.

6.2                                                                                 [*] shall have sole responsibility for the marketing of the Licensed Product in the Territory and, in this regard, [*] shall use its commercially reasonable endeavours to enhance the reputation and acceptance of the Licensed Product amongst customers and prospective customers within the Territory and, further to this obligation, [*] shall jointly agree with Laxdale key promotional messages in relation to the Licensed Products taking into account the market features, medical practices and the regulations in or of the Territory.  [*] shall be consistent in its use of the agreed key messages and shall use them, as appropriate, for all sales, literature, promotional, marketing and other materials in relation to the Licensed Product to the extent practicably acceptable in the Territory taking into account the market features, medical practices and the regulations in or of the Territory.  A copy of all sales literature shall be delivered to Laxdale.

6.3                                                                                 [*] shall refrain from taking any action that would damage the reputation and standing of Laxdale and/or the Licensed Product.

6.4                                                                                 [*] shall not re-sell, ship, export or otherwise dispose of the Licensed Products in any manner which may or would violate applicable export laws and/or regulations in the Territory.

6.5                                                                                 All costs and expenses incurred by [*] in carrying out its obligations under this Agreement shall be borne solely and exclusively by [*] save to the extent expressly indicated to the contrary.  Without prejudice to the foregoing generality, all expenses incurred by [*] in the manufacturing and marketing of the Licensed Products in the Territory shall be borne solely by [*].

6.6                                                                                 [*] shall promptly bring to Laxdale’s notice any information or knowledge received or gained by it which is likely to be of interest, use or benefit to Laxdale in relation to the development, marketability or sale of the Licensed Product in the Territory, save as such disclosure is prohibited by a confidentiality obligation to a third party.

6.7                                                                                 [*] shall respect and, in accordance with Clause 15 hereof, properly use Laxdale’s copyright (and other related rights) in all sales literature, marketing, promotional and/or other materials provided by Laxdale.  For the avoidance of doubt, [*] shall not be permitted to copy any such sales literature or other such materials except strictly for the purpose of performing its obligations under this Agreement subject always to the prior written consent of Laxdale (which shall not be unreasonably withheld or delayed).

7.                                                                                       Reporting of Adverse Events

7.1                                                                                 Each party shall provide the other party in writing with information on serious adverse events that might be related to the Licensed Product in a manner to be agreed between both parties.

7.2                                                                                 Both parties shall formalise the reporting procedures for serious adverse events discovered during clinical studies no later than on the date of commencement of the first clinical study under the Agreement by means of a separate agreement concerning reporting of such adverse events, if so required by the regulations and guidelines of ICH, FDA, EMEA and the competent authority.  Furthermore, the parties shall formalise the reporting procedures for adverse events discovered after the launch of the Licensed Product no later than three (3) months before the first delivery of the Licensed Product by means of a separate agreement concerning reporting of adverse events, if so required by the regulations and guidelines of ICH, FDA, EMEA and the competent authority.  Such agreements shall comply with any and all regulations and guidelines of ICH, FDA, EMEA and the competent authority in the Territory.

7.3                                                                                 Notwithstanding any provisions to the contrary in this Agreement, each party may use, on a royalty free basis, the information on adverse events which is received from the other  party hereunder,  only for the purpose of reporting to the competent authority in its own territory pursuant to the regulations.

8.                                                                                       Duties of Laxdale

8.1                                                                                 Throughout the Term and subject to the performance by [*] of its obligations hereunder, Laxdale shall:

8.1.1                                                                        assist [*] with the key promotional messages to be used by [*] in relation to the Licensed Product in the performance of its obligations hereunder as detailed in Clause 6.2, and provide [*] with a copy of all sales literature, if any, prepared by Laxdale in relation to the Licensed Product;

8.1.2                                                                        provide [*] with a copy of the Laxdale Registration Dossier submitted to EMEA and/or FDA referred to in Clause 5.3 ; and

8.1.2.1                                                               provide [*], upon reasonable request by [*], with other Laxdale Know-How except for information covered by any confidentiality or other contractual obligations owed by Laxdale to third parties;

8.1.3                                                                        promptly bring to [*]’s notice any information or knowledge received or gained by it which is likely to be of interest, use or benefit to [*] in relation to the marketability or sale of the Licensed Product or otherwise in the world outside the Territory, save as such disclosure is prohibited by a confidentiality obligation to a third party; and

8.1.4                                                                        not at any time nor under any circumstance (a) do anything (whether directly or indirectly) to interfere with or prejudice (i) the development and the marketing of any pharmaceutical product containing ethyl EPA including the Licensed Products by [*] and (ii) any regulatory approval thereof, or (b) take any action that would damage the reputation and standing of [*] and/or any pharmaceutical product containing ethyl EPA including the Licensed Product in the Territory.

9.                                                                                       Milestone Payments

9.1                                                                                 In consideration of the grant of the rights and licenses to [*] under this Agreement, [*] shall pay Laxdale the Milestone Payments as detailed in Schedule 2 attached hereto. [*] shall not be obliged to pay any Milestone Payment that is outstanding by the termination of this Agreement due to any cause not attributable to [*].

9.2                                                                                 For the avoidance of doubt, Milestone Payments are non-refundable and shall not constitute an advance on Royalties payable hereunder.

10.                                                                                 Royalties

10.1                                                                           In addition to the Milestone Payments, [*] shall pay to Laxdale Royalties in accordance with this Clause 10 and Clause 11.

10.2                                                                           Royalties shall be calculated as a percentage of the Net Sales of all Licensed Products Sold in the Territory at the respective rates set out in Schedule 2  which are applicable in each Year.

Laxdale shall inform [*], by the end of Quarterly Period, of any change in the status of the patents and patent applications within the Licensed Patents in the Territory for [*]’s royalty calculation.

10.3                                                                           Royalties provided in this Clause 10 shall be paid by [*], on an indication by indication basis, until the later of: (a) the date when the Licensed Product ceases to be covered by one or more of the granted claims of the Licensed Patents or; (b) the date when ten (10) years have lapsed from the date when such Licensed Product is launched in the Territory.

10.4                                                                           Royalties shall be paid within thirty (30) working days of the end of each Quarterly Period based upon the Net Sales in such preceding Quarterly Period.  All Payments of Royalties shall be accompanied by a statement giving details of the calculation to be prepared pursuant to Clause 12.2.

10.5                                                                           Notwithstanding the provisions of Clause 15.3 hereof, in the event that the development, formulation, use, offer for sale, sale and/or distribution of the Licensed Product is found to infringe any third party’s intellectual property rights and as the result of the settlement pursuant to Clause 15.5.1 or 15.5.2 [*] is required to pay royalties or any other payments to such third party for the licenses under such intellectual property rights, then fifty percent (50%) of the payments actually paid by [*] to such third party during the Term shall be deductible from the Royalties paid to Laxdale under this Agreement provided, that, in no event shall the amount of any deduction under this Clause 10.5 by [*] in any Quarterly Period be more than  half of the Royalty amount paid by [*] to Laxdale during said Quarterly Period.

10.6                                                                           In any event [*] shall not be obliged to pay to Laxdale any royalty with respect to any pharmaceutical products containing ethyl EPA for any indication outside the Field of Use and outside the Additional Field.

11.                                                                                 Payments

11.1                                                                           All payments hereunder shall be paid by electronic transfer to Laxdale’s bank account at Bank of Scotland or to such other bank account as may be notified to [*] from time to time.

11.2                                                                           All Milestone payments in accordance with Clause 9 hereof shall be made in US Dollars and all Royalty payments in accordance with Clause 10 hereof shall be made in Japanese Yen.

11.3                                                                           All payments to be made by [*] hereunder, whether Milestone Payments, Royalty or otherwise, and such payment amounts described herein are exclusive of Value Added Tax and inclusive of all other applicable taxes and/or duties including withholding tax which shall be payable if applicable at the relevant rate from time to time by [*].   [*] shall withhold any such taxes and shall pay the withheld amounts to the competent tax office in Japan on behalf of Laxdale.  [*] shall as promptly and practicably as possible send to Laxdale official receipts of such tax payments.  [*] shall file with the competent tax office in Japan on behalf of Laxdale any and all documents which will allow for reduction in the rate of the withholding tax imposed on Laxdale, as provided under the tax convention between the U.K. and Japan.

11.4                                                                           Without prejudice to any other right or remedy of Laxdale, if any sum due by [*] is not paid within the relevant time period specified in this Agreement, interest shall be payable from the last date for payment under this Agreement until actual payment (whether before or after judgement) at a rate of three percent (3%) per annum above the base rate of the Bank of Scotland from time to time together with all expenses (including legal fees) which Laxdale may incur in recovering the sum outstanding.

12.                                                                                 Accounts

12.1                                                                           [*] shall keep at its office at the address on the front of this Agreement (or such other address as may be agreed by the parties from time to time), detailed and accurate records and accounts showing the calculation of the Royalties payable to Laxdale in respect of the Licensed Products and all other payments payable by [*] hereunder for six (6) years after each respective actual payment of such Royalties or other payment.  Such records shall be complete and accurate records in sufficient detail to enable Laxdale to confirm the accuracy of the amounts of the Royalties paid by [*] hereunder.

12.2                                                                           [*] shall within thirty (30) working days after the last day of each Quarterly Period in each Year of this Agreement deliver to Laxdale a true and complete statement of all Licensed Products Sold during the Quarterly Period ended on each such last date (or any part thereof in the last month of this Agreement) which shall include details of all Royalties and other sums payable in respect of such Quarterly Period.

12.3                                                                           At the time to be agreed upon between both parties, but not more than once in any Year, [*] shall permit any duly authorised representatives of Laxdale or an independent public accountant appointed by Laxdale and approved by [*] access to such records, accounts and statements of [*] and shall provide reasonable information and cooperation as such representatives shall require to verify the statements rendered by [*] in terms of this Agreement and shall also permit such representatives to take copies of and extracts from such records, accounts and statements for the purpose of verification subject to the provisions of Article 16 hereof.  Notwithstanding expiry or termination of this Agreement for any reason such access shall be given, as aforesaid, until all outstanding claims have been settled to the satisfaction of both parties.  If any inspection by Laxdale as aforesaid reveals an under calculation or underpayment of five percent (5%) or more of Royalties due to Laxdale, the costs of such inspection shall be borne by [*] and any such underpayment shall immediately be payable by [*] to Laxdale.

13.                                                                                 Warranties and Liability

13.1                                                                           Notwithstanding any provisions of this Agreement expressly or impliedly to the contrary effect, Laxdale shall not under any circumstances be responsible or liable for any, loss, damage, costs or other liability whatsoever (“Losses”) which [*] or any third party may incur as a result of the use of the Licensed Products to be developed by [*] pursuant to

Clause 4.3 hereof except for the Losses arising out of or in connection with Laxdale’s (and its employees’) gross negligence or wilful misconduct, or breach of any obligation or warranty contained herein, and [*] shall indemnify Laxdale accordingly and at all times shall maintain insurance to cover any such liability.

13.2                                                                           Notwithstanding any provisions of this Agreement expressly or impliedly to the contrary effect, [*] shall not under any circumstances be responsible or liable for any Losses which Laxdale or any third party may incur as a result of the use of [*] Know-How or Joint Know-How except for the Losses arising out of or in connection with [*]’s  (and its employees’) gross negligence or wilful misconduct, or breach of any obligation or warranty contained herein, and Laxdale shall indemnify [*] accordingly and at all times shall maintain insurance to cover any such liability.

13.3.1                                                                  Laxdale represents and warrants that Laxdale, to the best of its knowledge and having taken all reasonable steps, have collected and compiled, or shall collect and compile, any data contained in the Laxdale Registration Dossier in compliance with the relevant laws and ICH regulations and guidelines including GLP and GCP and shall perform adequate quality control and quality assurance thereon.

13.3.2                                                                  [*] represents and warrants that [*], to the best of its knowledge and having taken all reasonable steps, shall collect and compile any data contained in the Joint Know-How and the [*] Know-How in compliance with the relevant laws and ICH regulations and guidelines including GLP and GCP and shall perform adequate quality control and quality assurance thereon.

13.4                                                                           Laxdale represents and warrants to [*] that it shall use its commercially reasonable efforts to obtain (a) either itself or by way of a licence to a third party, regulatory approval from EMEA and/or FDA for the Licensed Product; and (b) either itself or by way of a licence from a third party, any patent or patent application which covers the Licensed Product in the Territory.

13.5                                                                           [*] represents and warrants to Laxdale that it shall use its commercially reasonable efforts to obtain regulatory approval for the Licensed Product to be developed by [*] pursuant to Clause 4.3 in accordance with the Development Plan within the Territory.

13.6                                                                           Subject to Clauses 13.1 and 13.2, each party shall fully and effectively indemnify the other in respect of all Losses arising out of the gross negligence or wilful misconduct of the party or of the party’s employees, or breach of the party or of the party’s employees of the obligation or warranty contained herein provided that:

13.6.1                                                                  the indemnified party takes reasonable steps to mitigate its Losses; and

13.6.2                                                                  where any party indemnified under the terms of this Clause 13.6 seeks indemnification in respect of a third party claim, the indemnified party allows the indemnifying party to handle such claims.

13.7                                                                           Neither party shall be liable to the other in respect of any indirect or consequential or special loss or damage or loss of profits including but not limited to loss of production, business, revenue or goodwill, anticipated savings or delays, except for the party’s (and its employees’) gross negligence or wilful misconduct, or breach of any obligation or warranty contained herein.

14.                                                                                 Improvements

14.1                                                                           If, during the Term, [*] develops or conceives any Improvement, then it shall forthwith notify Laxdale in writing of such Improvement and shall disclose all necessary information to permit exploitation by Laxdale of such Improvement in connection with the Licensed Product.

14.2                                                                           Laxdale shall have an irrevocable, non-exclusive, worldwide royalty-free licence to use all Improvements which [*] is due to disclose to Laxdale in terms of Clause 14.1, for the Licensed Product within the Field of Use in the world outside the Territory.  Provided, however, that in the event that this Agreement is terminated by [*] pursuant to Clause 19.1.1 and/or 19.1.2, the license granted to Laxdale in this Clause 14.2 shall cease to exist and revert to [*].

14.3                                                                           If during the Term, Laxdale conceives or develops any Improvement, [*] shall have the automatic right to have said Improvement included within the Field of Use and within the Territory without any additional payment and subject to all of the provisions of this Agreement.  Provided, however, that in the event that this Agreement terminates in terms of Clause 4.3 or is terminated by Laxdale pursuant to Clause 19.1 or 19.2 or by [*] pursuant to Clause 19.3, the right granted to [*] in this Clause 14.3 shall cease to exist and revert to Laxdale.

15.                                                                                 Intellectual Property

15.1                                                                           Laxdale represents and warrants that (a) Laxdale has the right to grant the licenses granted to [*] under this Agreement and will use reasonable best efforts to maintain any licenses acquired by Laxdale from the third party with respect to the Licensed Patent and the Laxdale Know-How, (b) Laxdale will, and will cause its licensor of the Licensed Patent to, use reasonable best efforts to prosecute patent applications within the Licensed Patents, and obtain patents as a result thereof, (c) Laxdale will, and will cause its licensor of the Licensed Patent to, use reasonable best efforts to maintain the Licensed Patents and; (d) as of the Effective Date, no claim has been made or is pending or, to the best knowledge of Laxdale, is threatened against Laxdale relative to the Licensed Patents and/or the Laxdale Know-How alleging infringement or misappropriation of any patent, copyright or other proprietary right of any third party.

15.2                                                                           Other than as expressly provided herein nothing contained in this Agreement shall be construed as conferring or vesting any right, title or interest in or to any of the Licensed Patent in or relating to the Licensed Product in favour of  [*] or any other third party.

15.3                                                                           Laxdale gives no warranty to [*] that the use or sale by it of the Licensed Products will not infringe any intellectual property rights of any third party and Laxdale shall not be required under any circumstance to indemnify [*] or any third party with regard to any loss, cost, injury or damage incurred or suffered by [*] or such third party in respect of any  such infringement.

15.4                                                                         [*] shall forthwith advise Laxdale of any infringement or purported infringement of the Licensed Patent of which it becomes aware in the Territory.

15.4.1                                                                Laxdale shall in its sole discretion decide whether to take any action at its own expense against any infringement or purported infringement of the foregoing which comes to its knowledge.   [*] shall promptly give Laxdale all reasonable assistance in relation to such action upon being indemnified by Laxdale in respect of any reasonable costs and, in that event, any damages, profits or other compensation received from such action shall belong to Laxdale (subject to [*]’s right to be recompensed for its reasonable costs as aforesaid).  Laxdale shall indemnify [*] in relation to any costs, claims or damages incurred by [*] as a result of Laxdale taking such action.

15.4.2                                                                In the event Laxdale, in its sole discretion, decides to take no action [*] shall be entitled to take such action as it sees fit, and Laxdale shall promptly give [*] all reasonable assistance in relation to such action (including becoming a party to it if so requested by [*]) upon being indemnified by [*] in respect of any reasonable costs.  In the event, any damages, profits or other compensation received from such proceedings shall belong to [*] (subject to Laxdale’s right to be recompensed for its reasonable costs as aforesaid).  To avoid any doubt any action so taken by [*] shall be at its own expense and [*] shall indemnify Laxdale in relation to any costs, claims or damages incurred by Laxdale as a result of [*] taking such action.

15.5                                                                         In the event of the institution of any suit by a third party against [*] for patent infringement or warning thereof involving the manufacture, use, sale, distribution, marketing or other utilisation of the Licensed Product, [*] shall promptly notify Laxdale in writing.

15.5.1                                                                Laxdale shall, in its sole discretion decide whether to defend, or, at its option, to settle such suit at its own expense.  Laxdale shall inform [*] at the earliest practicable opportunity of whether or not it is going to defend said suit and, upon request from [*], Laxdale shall inform [*] of the strategy and the progress of such suit.  [*] shall to the reasonable extent, assist Laxdale and cooperate in such litigation at the expense of Laxdale.

15.5.2                                                                In the event Laxdale, in its sole discretion, decides not to exercise the first right to defend, [*] shall, in its sole discretion decide whether to defend, or, at its option, to settle such suit at its own expense.  [*] shall inform Laxdale at the earliest practicable opportunity of whether or not it is going to defend said suit and, upon request from Laxdale, [*] shall inform Laxdale of the strategy and the progress of such suit.  Laxdale shall, to the reasonable extent, assist [*] and cooperate in such litigation at the expense of [*].

16.                                                                                 Confidential  Information

16.1                                                                           [*] and Laxdale shall, either during the Term and for five (5) years thereafter:

(a) keep Confidential Information of the other party, including without limitation the terms and conditions of this Agreement in strict confidence and not disclose it to any third party;

(b) not use Confidential Information of the other party for any purpose other than as authorized herein; and

(c) prevent its directors, officers and employees from unauthorized use or disclosure of Confidential Information of the other party.

16.2                                                                           The obligations of confidentiality provided in Clause 16.1 shall not apply to the extent that the party receiving Confidential Information (the “Receiving Party”) can establish that such Confidential Information:

(a) was available to the public at the time of receipt or thereafter becomes publicly known through no breach of this Agreement by the Receiving Party, or its directors, officers, employees or agents;

(b) was known to the Receiving Party at the time of disclosure or thereafter becomes known to the Receiving Party through disclosure by sources other than the disclosing party of such Confidential Information (“Disclosing Party”), which was lawfully in possession of the same and that had the right to disclose the same;

(c) is required to be disclosed by law, government agency, court order or valid discovery request in connection with a legal proceeding, provided that the Receiving Party provides the Disclosing Party with prior written notice of any such disclosure so that the Disclosing Party can seek an appropriate protective order;

(d) is approved for release by written authorisation of the Disclosing Party; or

(e) is disclosed by the Receiving Party on a commercially reasonable basis and in the normal course to a third party who is bound to comply with the obligations of confidentiality set out in Clause 16.1.

17.                                                                                 Press Releases

Neither party can issue a press release in relation to this Agreement  without first obtaining the prior written consent of the other party. Subject to Clause 16, during the Term of this Agreement either Laxdale or [*] has the right to approve the wording of any press release relating to the terms of this Agreement or in relation to the Licensed Product which is intended by the other party, provided that such approval shall not be unreasonably withheld. Neither Laxdale nor [*] shall use the other party’s name without their prior written consent. For the avoidance of doubt Laxdale do not require the consent of [*] for approval of press releases related to any Licensed Product outside the Territory that has been licensed to other third parties.

18.                                                                                 Force majeure

18.1                                                                         If either Laxdale or [*] is prevented or delayed by force majeure from the performance of any of its obligations under this Agreement other than obligations for payment (the “Defaulting Party”), and gives written notice to the other party (the “Non-Defaulting Party”) specifying the matters constituting force majeure and (where possible to predict) the period for which such prevention or delay shall continue, then the party in question shall be excused from the performance or the punctual performance (as the case may be) of the relevant obligation as from the date of such notice for so long as such cause of prevention or delay to its relevant obligations shall continue.

18.2                                                                         The Defaulting Party shall use its reasonable endeavours to make alternative arrangements to enable the relevant obligations to be performed and if such relevant alternative arrangements are not arranged or if they are not arranged to the satisfaction of the Non-Defaulting Party, the Non-Defaulting Party may make alternative arrangements to enable such obligations to be performed.

19.                                                                                 Termination

19.1                                                                         Subject as provided herein, either party may terminate this Agreement by written notice to the other with immediate effect upon the occurrence of any of the following events:

19.1.1                                                                liquidation, receivership, appointment of an administrator of the other party or the institution of insolvency proceedings or any general composition, formal or informal, with or for the benefit of creditors or

19.1.2                                                                the other party commits a material breach of any of the provisions of this Agreement which cannot be remedied or if it can be remedied remains unremedied on the expiry of  sixty (60) days after notice is given by the other party specifying the nature of the breach and the action required to remedy same.

19.2                                                                         Subject as provided herein, Laxdale may terminate this Agreement by written notice to [*] with immediate effect upon the occurrence of any of the following events:

19.2.1                                                                Change of Control of [*] which shall make it impossible or impracticable for [*] to perform the obligations hereof; or;

19.2.2                                                                  failure by [*] to pay any sum due within forty-five (45) days of the due date for the payment; or

19.2.3                                                                if  [*] challenges and/or assists any third party to challenge the Licensed Patent in a patent office proceeding or a court of law.

19.3                                                                         Other than where [*] has obtained approval for the Licensed Product through the relevant regulatory authority within the Territory, if [*] reasonably decides that it would be difficult to continue this Agreement for commercial reasons, [*] shall provide Laxdale with the reasons or rationales in writing, and [*] may terminate this Agreement by providing three (3) months prior written notice to Laxdale.  For the avoidance of doubt if the relevant regulatory authority in the Territory removes said approval for the Licensed

Product and it is not within the control of [*] using its reasonable endeavours to prevent this removal, [*] may terminate this Agreement by providing three (3) months prior written notice to Laxdale.  The effective date of such termination shall be the date falling three (3) month after such written notice or on any later date detailed by [*] in such written notice.

20.                                                                                 Effect of termination

20.1                                                                           In the event of expiration or termination of this Agreement for any reason:-

20.1.1                                                                [*]’s rights and licenses granted hereunder shall automatically terminate; provided, however, that in the event that [*] has received binding orders on the Licensed Products from its customers, [*] shall be entitled to fulfil such orders, subject to payment to Laxdale of all Royalties in relation thereto. ;

20.1.2                                                                all outstanding sums due to either party as at the date of termination shall immediately become due and payable within thirty (30) days;

20.1.3                                                                Either party shall destroy, or at the request of the Disclosing Party, shall return to the Disclosing Party any and all Confidential Information of the Disclosing Party in tangible form, including, without limitation, all copies and reproductions thereof, except that one (1) copy thereof may be retained by the Receiving Party solely for the purpose of determining the scope of its confidentiality obligations hereunder.

20.1.4                                                                Notwithstanding any provision of this Agreement to the contrary, in the event that this Agreement expires or terminates (except for the termination in terms of Clause 4.3 or by Laxdale pursuant to Clause 19.1 or 19.2, or by [*] pursuant to Clause 19.3), [*] may continue to exercise any rights and licenses granted under this Agreement without any payment even after such expiration or termination thereof.

20.1.5                                                                The following provisions of this Agreement which by their terms are of a continuing nature, shall survive any termination or expiry of this Agreement:  Articles 7, 13 (except 13.4 and 13.5), 16, 18, 20, 21 and 22, Clauses 5.2.1, 5.2.2, 12.1, 12.3, 15.5.

21.                                                                                 General

21.1                                                                         [*] shall not be entitled to transfer, or assign any of its rights or obligations under this Agreement without the prior written consent of Laxdale. Laxdale shall be entitled to transfer, assign or sub-license in whole all of its rights or obligations under this Agreement to a company within its group of companies as defined by the Companies Act 1985 (the “Act”) or to its holding company (as defined in the Act) or a company within the group of companies of its holding company or companies, together with all Licensed Patents, all Laxdale Know-How and any other rights, interests and information which enable such company to perform any and all obligations and responsibilities under this Agreement.

21.2                                                                         This Agreement constitutes the entire agreement and understanding between the parties hereto regarding its subject matter and cancels, terminates and supersedes any and all prior agreements and understandings of any nature (written, oral or otherwise) relating to such subject matter but that without excluding either party’s liability for fraud or fraudulent misrepresentation.  Any variation or addition to the provisions of this Agreement shall not be effective unless reduced to writing and signed by a person of each party duly authorised to do so.

21.3                                                                         The relationship between the parties in relation to the subject matter of this Agreement is as described in this Agreement and no employment, partnership, joint venture or agency relationship shall be deemed to exist between the parties and neither shall have the power to bind or pledge the credit of the other.

21.4                                                                         Failure by either party to enforce at any time any of the provisions of this Agreement provided herein shall not constitute a waiver of such or other provisions hereof, nor affect the validity of this Agreement or any part thereof, or the right of the willing party to enforce thereafter each and every such provision.

21.5                                                                         If any provision of this Agreement is declared by any court, commission, administrative body or arbitral tribunal of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect, and the parties shall amend this Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain, unless the invalid provision is of such essential importance to this Agreement that it is to be reasonable assumed that the parties would not have entered into this Agreement without the invalid provision.

21.6                                                                         Any notice or other document to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by hand, or by registered post, or overnight courier, or by facsimile confirmed, by airmail, or by other electronic media to a party at the address set out below or such other address as the party may from time to time designate by a written notice to the other.

If to Laxdale:

Laxdale Limited

Kings Park House,

Laurelhill Business Park

Stirling, FK7 9JQ

the U.K.

Attention: Managing Director

Facsimile No.:  +44-0-1786-473137

If to [*]:

[*]

[*]

[*]

Japan

Attention:  Licensing & Business Development

Facsimile No.:  [*]

Any such notice or other document shall be deemed to have been received by the addressee seven (7) working days following despatch if the notice or other document is sent by registered post, or three (3) days after being sent by overnight courier, one (1) day after being sent by facsimile confirmed by airmail, or simultaneously with the delivery or transmission if sent by hand or other electronic means.

21.7                                                                         The terms, representations, warranties and agreements of the parties set forth in this Agreement are not intended for, nor shall they be for the benefit of or enforceable by , any third party.  Accordingly, except as otherwise agreed herein, a person who is not a party to this Agreement has no rights under the United Kingdom Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.                                                                                 Applicable law and arbitration

22.1                                                                         All matters arising out of or in connection with this Agreement shall be governed by and construed in accordance with English law.

22.2                                                                         All disputes, controversies, or differences which may arise between the parties out of, or in relation to, or in connection with this Agreement shall, in the first instance, be settled amicably between the parties.  In the event that settlement of a dispute is not reached between the parties within three (3) months from the commencement of such amicable discussions, such dispute shall be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules adopted by the International Chamber of Commerce.  Such arbitration shall be held at the place of the proposed respondent, i.e., in Tokyo, Japan, if the proposed respondent is [*], and in London, the U.K., if the proposed respondent is Laxdale, however it being understood that the arbitration proceedings shall be in English.

AS WITNESS the hand of the parties thereto the date and year first before written.

Signed for and on behalf of
LAXDALE LIMITED

Name:	Sherri Clarkson
Title:	Managing Director
Date:

Signed for and on behalf of
[*]

Name:	[*]
Title:	Senior Executive Managing Director
Date:

Schedule 1

1.                                       Licensed Patents:

Scarista Patent Reference	Application number	Filing date	Status
Case 116	JP518086/98	7.10.97	Pending
Laxdale Patent
Case 40390	JP2000-595665	21.1.00	Pending

Schedule 2

1.                                       Royalties:

1a; Royalty amount shall be obtained by multiplying the respective portion of the total Net Sales in each Year by the following royalty rate (“Basic Royalty Rate”) corresponding thereto:

Portion of the total Net Sales	Basic Royalty Rate	Case 1c below	Case 1d below

Less than Yen six billion (6,000,000,000)	[*]%	[*]%	[*]%

Over Yen six billion (6,000,000,000)
Less than Yen twelve billion (12,000,000,000)	[*]%	[*]%	[*]%

Over Yen twelve billion (12,000,000,000)	[*]%	[*]%	[*]%

1b; The Basic Royalty Rate shall apply  if the Licensed Product falls within the scope of one or more of the claims of the granted Licensed Patents and has obtained regulatory approval by the competent authority in the Territory based upon the Bridging Strategy.

1c; If (a) the Licensed Product falls within the scope of one or more of the claims of the granted Licensed Patents but has obtained regulatory approval by the competent authority based upon a development strategy other than the Bridging Strategy or; (b) the Licensed Product has obtained regulatory approval by the competent authority based upon the Bridging Strategy but does not fall within any of the claims of the granted Licensed Patents, fifty percent (50%) of the Basic Royalty Rate shall apply.

1d; If the Licensed Product does not fall within the scope of any of the claims of the granted Licensed Patents and its regulatory approval in the Territory has been obtained based upon a development strategy other than the Bridging Strategy, [*] percent ([*]%) shall apply to all portion of the total Net Sales.   Notwithstanding the foregoing, [*] shall not be obliged to pay any royalty with respect to a product containing ethyl EPA for an indication in the Field of Use (a) which does not fall within any claim of the Licensed Patent and (b) which has obtained a regulatory approval based upon the [*] Approved Registration Dossier without containing any part of the Laxdale Know-How.

1e;  In the event that the status of the Licensed Patent is changed after the launch of the Licensed Product in the Territory, such as grant of a patent from a patent application in the Licensed Patent, cessation of the existence of the Licensed Patent covering the Licensed Patent, the applicable royalty rate shall be changed in accordance with the provision in Part 1 of Schedule 2 hereof.

The applicable royalty rate is illustrated as follows:

Status of the Licensed Patent		Any patent application
Licensed Product Approved based upon	Any granted patent in Licensed Patent covers the Licensed Product.	in the Licensed Patent covers the Licensed Product.	No Licensed Patent covers the Licensed Product.
the Bridging Strategy using the Laxdale Approved Registration Dossier	Basic Royalty Rate	50% of the Basic Royalty Rate	50% of the Basic Royalty Rate
a development strategy other than the Bridging Strategy, using a part of Laxdale Know-How *	50% of the Basic Royalty Rate	[*]%	[*]%
the [*] Registration Dossier without containing any Laxdale Know-How *	50% of the Basic Royalty Rate	[*]%	No royalty payment

*  subject to the provision of Clause 7.3 hereof.

2.                                       Timetable

Milestone	Milestone Payments Total Amount US$[*]
Milestone 1 — Licensing Fee within thirty (30) days from the Effective Date	US$	[*]

Milestone 2 — within thirty (30) days from the date on which [*] receives the written notice from Laxdale that Laxdale files an application of the first Licensed Product for the marketing approval to FDA

	US$	[*]

Milestone 3 — within thirty (30) days from the date on which Laxdale receives the written notice from [*] that [*] files an application of the first Licensed Product for the marketing approval to the competent authority in the Territory

	US$	[*]

Milestone 4 — within thirty (30) days from the date on which Laxdale receives the written notice from [*] that [*] obtains the regulatory approval for the first Licensed Product from the competent authority in the Territory

	US$	[*]